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                                                                     EXHIBIT 2.0


                              PLAN OF CONVERSION,
                                  AS AMENDED

                                       OF

                       INDEPENDENCE COMMUNITY BANK CORP.

                                      AND

                           INDEPENDENCE SAVINGS BANK
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                               TABLE OF CONTENTS


   SECTION
   NUMBER                                                                                            PAGE
   ------                                                                                            ----

    1.        Introduction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
    2.        Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
    3.        General Procedure for Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . .    7
    4.        Total Number of Shares and Purchase Price of
               Conversion Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
    5.        Purchase by the Holding Company of the Stock of the Bank  . . . . . . . . . . . . .      9
    6.        Subscription Rights of Eligible Account Holders . . . . . . . . . . . . . . . . . . .   10
    7.        Subscription Rights of Tax-Qualified Employee Stock
               Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
    8.        Subscription Rights of Supplemental Eligible Account Holders  . . . . . . . . . . . .   11
    9.        Community Offering, Syndicated Community Offering, Public
               Offering and Other Offerings . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
    10.       Limitations on Subscriptions and Purchases of Conversion Stock  . . . . . . . . . . .   13
    11.       Timing of Subscription Offering, Manner of Exercising
               Subscription Rights and Order Forms  . . . . . . . . . . . . . . . . . . . . . . . .   15
    12.       Payment for Conversion Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
    13.       Account Holders in Nonqualified States or Foreign Countries . . . . . . . . . . . . .   18
    14.       Voting Rights of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
    15.       Liquidation Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
    16.       Transfer of Deposit Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
    17.       Requirements Following Conversion for
               Registration, Market Making and Stock Exchange Listing . . . . . . . . . . . . . . .   20
    18.       Directors and Officers of the Bank  . . . . . . . . . . . . . . . . . . . . . . . . .   20
    19.       Requirements for Stock Purchases by Directors
               and Officers Following the Conversion  . . . . . . . . . . . . . . . . . . . . . . .   21
    20.       Restrictions on Transfer of Stock . . . . . . . . . . . . . . . . . . . . . . . . . .   21
    21.       Restrictions on Acquisition of Stock of the Holding Company . . . . . . . . . . . . .   22
    22.       Tax Rulings or Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
    23.       Stock Compensation Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
    24.       Dividend and Repurchase Restrictions on Stock . . . . . . . . . . . . . . . . . . . .   23
    25.       Payment of Fees to Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    26.       Establishment and Funding of Charitable Foundation  . . . . . . . . . . . . . . . . .   24
    27.       Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
    28.       Amendment or Termination of the Plan  . . . . . . . . . . . . . . . . . . . . . . . .   25
    29.       Interpretation of the Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

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1.     INTRODUCTION.

       For purposes of this section, all capitalized terms have the meanings ascribed to them in Section 2 except as otherwise defined herein.

       Independence Savings Bank, headquartered in Brooklyn, New York, is a New York-chartered stock savings bank (the Bank") which operates as a locally based, wholly owned subsidiary of Independence Community Bank Corp., a New York-chartered mutual holding company (the "Mutual Holding Company"). The Bank organized the Mutual Holding Company in April 1992 in order to facilitate the acquisition of The Long Island City Financial Corporation.

       The Board of Trustees of the Mutual Holding Company and the Board of Directors of the Bank believe that a conversion of the Mutual Holding Company to stock form pursuant to this Plan of Conversion is in the best interests of the Mutual Holding Company and the Bank, as well as in the best interests of the Bank's depositors, employees, customers and the communities historically served by the Bank. The Conversion will result in the Bank being wholly owned by a stock holding company, which is a more common structure and form of ownership for financial institutions than a mutual holding company. In addition, the Conversion will result in the raising of additional capital which will provide the Bank, through the holding company structure, greater organizational and operational flexibility, including greater flexibility for effecting mergers and acquisitions of financial institutions.

       In connection with the Conversion, for tax and other corporate purposes, the Mutual Holding Company will be combined with the Bank simultaneously with the Mutual Holding Company's conversion to stock form and a newly formed Delaware stock corporation to be known as "Independence Community Bank Corp." will become the holding company of the Bank (the "Holding Company"). The Bank and the Holding Company will offer shares of Holding Company Common Stock (the "Conversion Stock") in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders. Any shares of Conversion Stock remaining unsold after the Subscription Offering will be offered for sale to the public through a Community Offering, a Syndicated Community Offering and/or Public Offering, as determined by the Boards of Directors of the Holding Company and the Bank in their sole discretion.

       The Conversion is intended to provide a larger capital base to support the Bank's lending and investment activities and thereby enhance the Bank's capabilities to serve the borrowing and other financial needs of the communities it serves. The use of the Holding Company will provide greater organizational flexibility and possible diversification and will facilitate growth through acquisitions. In furtherance of the Bank's commitment to the communities which it serves, this Plan provides for the establishment of a charitable foundation (the "Foundation") as part of the Conversion. The Foundation is intended to complement the Bank's existing community reinvestment activities in a manner that will allow the Bank's local community to share in the growth and profitability of the Holding Company and the Bank and to support such charitable purposes as determined by the Board





                                       1
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of Directors of the Foundation.  Consistent with the Bank's goal, the Holding
Company intends to donate to the Foundation immediately following the Conversion a number of shares of its authorized but unissued Holding Company Common Stock in an amount not to exceed 10% of the number of shares of Conversion Stock issued in the Conversion.


       This Plan was adopted by the Board of Trustees of the Mutual Holding Company and the Board of Directors of the Bank on April 18, 1997 and amended on November 5, 1997 and November 21, 1997.



       This Plan is subject to the approval of the New York State Banking Department (the "Department") and the non-objection of the Federal Deposit Insurance Corporation (the "FDIC") and must be adopted by Voting Depositors in the manner set forth herein. The Mutual Holding Company, as the sole stockholder of the Bank, shall vote to approve this Plan.


       After the Conversion, the Bank will continue to be regulated by the Department, as its chartering authority, and by the FDIC, which insures the Bank's deposits. In addition, the Bank will continue to be a member of the Federal Home Loan Bank System and all insured savings deposits will continue to be insured by the FDIC up to the maximum provided by law. The Holding Company will be registered as a thrift holding company under the Home Owners Loan Act ("HOLA") and will be regulated by the Office of Thrift Supervision (the "OTS") and the Department.

2.     DEFINITIONS.

       As used in this Plan, the terms set forth below have the following meaning:

       2.1 Actual Purchase Price means the price per share at which the Conversion Stock is ultimately sold by the Holding Company in the Offerings in accordance with the terms hereof.

       2.2 Affiliate means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

       2.3    Application for Conversion shall have the meaning set forth in
Section 3(a) hereof.

       2.4 Associate when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Mutual Holding Company, the Bank, a majority-owned subsidiary of the Bank or the Holding Company) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any Tax-Qualified Employee Stock Benefit Plan or any Non-Tax-Qualified Employee Stock Benefit Plan of the Holding Company or the Bank in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such





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Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Holding Company or the Bank or any of the subsidiaries of the foregoing.

       2.5    Bank means Independence Savings Bank.

       2.6 Bank Benefit Plans includes, but is not limited to, Tax-Qualified Employee Stock Benefit Plans and Non-Tax-Qualified Stock Benefit Plans.

       2.7 Bank Common Stock means the common stock of the Bank, par value $1.00 per share.

       2.8 Banking Law means the Banking Law of the State of New York including the codes, rules and regulations promulgated thereunder.

       2.9    Banking Board means the Banking Board of the State of New York.

       2.10   Code means the Internal Revenue Code of 1986, as amended.

       2.11 Community Offering means the offering for sale by the Holding Company of any shares of Conversion Stock not subscribed for in the Subscription Offering to (i) natural persons residing in the counties in New York in which the Bank has branch offices, and (ii) such other Persons within or without the State of New York as may be selected by the Holding Company and the Bank within their sole discretion.

       2.12 Control (including the terms "controlling," "controlled by," and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

       2.13 Conversion means (i) the combination, by merger or otherwise, of the Mutual Holding Company with and into the Bank, pursuant to which the Mutual Holding Company will cease to exist and, in connection therewith, each share of Bank Common Stock outstanding immediately prior to the effective time thereof shall automatically be cancelled, (ii) the issuance of Conversion Stock by the Holding Company in the Offerings as provided herein and (iii) the issuance to the Holding Company of Bank Common Stock to be outstanding upon consummation of the Conversion in exchange for a portion of the net proceeds received by the Holding Company from the sale of the Conversion Stock and, in connection therewith, the cancellation of each share of Holding Company Common Stock held by the Bank.

       2.14 Conversion Regulations means Parts 86 and 111 of the General Regulations of the Banking Board and the regulations of the FDIC set forth at 12 C.F.R. Sections 303.15 and 333.4.





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       2.15   Conversion Stock means the Holding Company Common Stock to be issued and sold in the Offerings pursuant to the Plan of Conversion and shall not include shares issued to the charitable foundation pursuant to Section 26 hereof.

       2.16 Department means the New York State Banking Department, the head of which is the Superintendent and of which the Banking Board is a part thereof.

       2.17   Deposit Account means all deposits of the Bank as defined in
Section 9019 of the Banking Law, and includes without limitation, savings and demand accounts, including passbook accounts, money market deposit accounts and negotiable order of withdrawal accounts, certificates of deposit and other authorized accounts of the Bank.

       2.18 Director, Trustee, Officer and Employee means the terms as applied respectively to any person who is a director, trustee, officer or employee of the Mutual Holding Company, the Bank or any subsidiary thereof.

       2.19 Eligible Account Holder means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining Subscription Rights and establishing subaccount balances in the liquidation account to be established pursuant to Section 15 hereof.

       2.20 Eligibility Record Date means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on March 31, 1996.

       2.21 Estimated Price Range means the range of the estimated aggregate pro forma market value of the total number of shares of Conversion Stock to be issued in the Offerings, as determined by the Independent Appraiser in accordance with Section 4 hereof.

       2.22 FDIC means the Federal Deposit Insurance Corporation or any successor thereto.

       2.23 Holding Company means Independence Community Bank Corp. (or such other name as may be selected by the incorporator(s)), a corporation to be organized as a wholly owned direct or indirect subsidiary of the Bank under the laws of the State of Delaware with the purpose of becoming the holding company of the Bank upon consummation of the Conversion. Upon completion of the Conversion, the Holding Company shall hold all of the outstanding capital stock of the Bank.

       2.24 Holding Company Common Stock means the common stock of the Holding Company.

       2.25 Independent Appraiser means the independent investment banking or financial consulting firm retained by the Holding Company and the Bank to prepare an appraisal of the estimated pro forma market value of the Conversion Stock.





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       2.26   Initial Purchase Price means the price per share to be paid initially by Participants for shares of Conversion Stock subscribed for in the Subscription Offering and by Persons for shares of Conversion Stock ordered in the Community Offering and/or the Syndicated Community Offering.

       2.27 MHC Combination means the combination of the Mutual Holding Company with the Bank.

       2.28   Mutual Holding Company means Independence Community Bank Corp.

       2.29 Offerings means the Subscription Offering, the Community Offering and the Syndicated Community Offering or Public Offering.

       2.30 Officer means the president, executive vice president, senior vice president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other person performing similar functions with respect to any organization whether incorporated or unincorporated.

       2.31 Order Form means the form or forms provided by the Holding Company and the Bank, containing all such terms and provisions as set forth in
Section 11 hereof, to a Participant or other Person by which Conversion Stock may be ordered in the Offerings.

       2.32   OTS means the Office of Thrift Supervision.

       2.33 Participant means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan and Supplemental Eligible Account Holder.

       2.34 Person means an individual, a corporation, a partnership, an association, a joint stock company, a trust (including individual retirement accounts and Keogh accounts), an unincorporated organization or a government or any political subdivision thereof or any other entity.

       2.35 Plan and Plan of Conversion mean this Plan of Conversion as adopted by the Board of Trustees of the Mutual Holding Company and the Board of Directors of the Bank and any amendment hereto approved as provided herein.
The Board of Directors of the Holding Company shall adopt this Plan as soon as practicable following its organization.

       2.36 Primary Parties mean the Mutual Holding Company, the Bank and the Holding Company.

       2.37 Prospectus means the one or more documents to be used in offering the Conversion Stock in the Offerings.

       2.38 Public Offering means an underwritten firm commitment offering to the public through one or more underwriters.





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       2.39   Qualifying Deposits means the aggregate balance of all Deposit
Accounts in the Bank with an aggregate balance of $100 or more of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date and (iii) a Voting Depositor at the close of business on September 30, 1997.

       2.40   SEC means the Securities and Exchange Commission.

       2.41 Special Meeting means the Special Meeting of Voting Depositors called for the purpose of submitting this Plan to the Voting Depositors for their approval, including any adjournments of such meeting.

       2.42 Subscription Offering means the offering of the Conversion Stock to Participants.

       2.43 Subscription Rights means nontransferable rights to subscribe for Conversion Stock granted to Participants pursuant to the terms of this Plan.

       2.44 Superintendent means the Superintendent of Banks of the State of New York.

       2.45 Supplemental Eligible Account Holder means any Person, except Directors, Trustees and Officers of the Bank and the Mutual Holding Company and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

       2.46 Supplemental Eligibility Record Date, if applicable, means the date for determining Qualifying Deposits of Supplemental Eligible Account Holders and shall be required if the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed by the Mutual Holding Company and the Bank prior to approval of such application by the Department. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding the Department approval of the Application for Conversion submitted by the Mutual Holding Company and the Bank pursuant to this Plan of Conversion.

       2.47 Syndicated Community Offering means the offering for sale by a syndicate of broker-dealers to the general public of shares of Conversion Stock not purchased in the Subscription Offering and the Community Offering.

       2.48 Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan or defined contribution plan, including an employee stock ownership plan ("ESOP"), stock bonus plan, profit-sharing plan or other plan, which is established for the benefit of the employees of the Holding Company and the Bank and which, with its related trust, meets the requirements to be "qualified" under Section 401 of the Code as from time to time in effect. A "Non-Tax-Qualified Employee Stock Benefit Plan" is any defined benefit plan or defined contribution stock benefit plan which is not so qualified.

       2.49 Voting Depositor means any Person holding a Qualifying Deposit at the close of business on September 30, 1997 for purposes of determining those Persons entitled to vote on the Plan of Conversion at the Special Meeting.




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
3.     GENERAL PROCEDURE FOR CONVERSION AND REORGANIZATION.

              (a) An application for the Conversion, including the Plan and all other requisite material (the "Application for Conversion"), shall be submitted to the Department for approval or waiver and shall be submitted to the FDIC for non-objection. The Mutual Holding Company and the Bank also will cause notice of the adoption of the Plan by the Board of Trustees of the Mutual Holding Company and the Board of Directors of the Bank to be given by (i) publication in a newspaper having general circulation in each community in which an office of the Bank is located, (ii) conspicuously posting notice of such adoption at the Bank's and the Mutual Holding Company's principal offices and at each of the Bank's branch offices and (iii) issuing a press release containing the material terms of the Conversion.


              (b) Following receipt of all required governmental approvals and consents, the Plan will be submitted to a vote of the Voting Depositors at the Special Meeting called for that purpose. The Special Meeting shall be held upon written notice given no less than 20 days nor more than 45 days from the last date on which such Notice is mailed to Voting Depositors. The notice of the Special Meeting, proxy card and proxy statement
(which may be a short-form proxy statement in accordance with applicable laws and regulations) shall be sent to each Voting Depositor who also shall be given the opportunity to request a copy of the Plan and the Restated Organization Certificate and proposed Bylaws of the Bank. Readily distinguishable postage-paid envelopes shall be provided for the return of proxy cards. At the Special Meeting, each Voting Depositor shall be entitled to cast one vote in person or by proxy for every $100 such Voting Depositor had on deposit with the Bank as of the close of business on
September 30, 1997; provided, however, that no Voting Depositor shall be eligible to cast more than 1,000 votes. The Superintendent shall be notified of the results of the Special Meeting within five days after the conclusion of the Special Meeting by a certificate signed by the Chief Executive Officer and the Secretary of the Bank. The Plan must be approved by: (i) the affirmative vote of at least seventy five percent (75%) in amount of deposit liabilities of Voting Depositors represented in person or by proxy at such Special Meeting; and (ii) the affirmative vote of at least a majority of the total number of votes entitled to be cast by Voting Depositors at such Special Meeting.


              (c) Subscription Rights to purchase shares of Conversion Stock will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, if any, as set forth in Sections 6, 7 and 8 hereof. Such Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders shall be provided with a Prospectus and Order Form to the extent required by law or regulation.

              (d) The Mutual Holding Company, in its capacity as the sole stockholder of the Bank has adopted this Plan and will adopt such other documents as may be necessary to effect the Conversion or any part thereof, including without limitation, the MHC Combination.





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
              (e)    The Holding Company shall submit or cause to be submitted
(i) an application to the OTS for the Company to acquire the Bank and become a thrift holding company and (ii) an application to the Department for approval of the same. Applications also will be filed with the Department and the FDIC for approval of the MHC Combination. All notices required to be published in connection with such applications shall be published at the times required.

              (f) The Holding Company shall file a Registration Statement with the SEC to register the Conversion Stock to be issued in the Conversion under the Securities Act of 1933, as amended, and, subject to the terms of the Plan, shall register such stock under any applicable state securities laws. Upon registration and after the receipt of all required regulatory approvals, the Conversion Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans and Supplemental Eligible Account Holders, if any. Any shares of Conversion Stock remaining unsold after the Subscription Offering will be sold through a Community Offering, a Syndicated Community Offering and/or a Public Offering. The purchase price per share for the Conversion Stock shall be a uniform price determined in accordance with Section 4 hereof.

              (g) The effective date of the Conversion shall be the date set forth in Section 27 hereof. Upon the effective date, the following transactions shall occur:


                     (i) The Mutual Holding Company shall convert into a stock institution and shall simultaneously combine with and into the Bank in the MHC Combination, with the Bank being the surviving institution. As a result of the MHC Combination, (x) the shares of Bank Common Stock currently held by the Mutual Holding Company shall be extinguished and (y) Eligible Account Holders and Supplemental Eligible Account Holders of the Bank will be granted interests in the liquidation account to be established by the Bank pursuant to Section 15 hereof.


                     (ii) The Holding Company shall sell the Conversion Stock in the Offerings, as provided herein and use a portion of the net proceeds thereof to purchase all of the capital stock of the Bank to be outstanding upon consummation of the Conversion as provided in Section 5 hereof. The Holding Company Common Stock held by the Bank shall be cancelled.

              (h) The Primary Parties may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Conversion, including in connection with the Offerings, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms. All fees, expenses, retainers and similar items shall be reasonable.

4.     TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF CONVERSION STOCK.

              (a) The aggregate price at which shares of Conversion Stock shall be sold in the Offerings shall be based on a pro forma valuation of the aggregate market value of the Conversion Stock prepared by the Independent Appraiser. The valuation shall be based on





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
financial information relating to the Primary Parties, market, financial and economic conditions, a comparison of the Primary Parties with selected publicly held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as the Independent Appraiser may deem to be appropriate. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall generally be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall generally be no more than 15% below such average. The valuation shall be updated during the Offerings as market and financial conditions warrant and as may be required by the Department and the FDIC.

              (b) Based upon the independent valuation, the Boards of Directors of the Holding Company and the Bank shall fix the Initial Purchase Price and the number (or range) of shares of Conversion Stock to be offered in the Subscription Offering, Community Offering and/or Syndicated Community Offering or Public Offering. The Actual Purchase Price and the total number of shares of Conversion Stock to be issued in the Offerings shall be determined by the Boards of Trustees and Directors, as the case may be, of the Primary Parties upon conclusion of the Offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Primary Parties in connection therewith.

              (c) Subject to the receipt of any required regulatory approval or consent, the Estimated Price Range may be increased or decreased to reflect market, financial and economic conditions prior to completion of the Conversion, and under such circumstances the Primary Parties may increase or decrease the total number of shares of Conversion Stock to be issued in the Conversion to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Conversion Stock issued in the Conversion are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Conversion due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

5.     PURCHASE BY THE HOLDING COMPANY OF THE STOCK OF THE BANK.

       Upon the consummation of the sale of all of the Conversion Stock, the Holding Company will purchase from the Bank all of the capital stock of the Bank to be issued by the Bank in the Conversion (which shall consist solely of Bank Common Stock) in exchange for such amount of the net proceeds from the sale of the Conversion Stock in the Offerings that are not to be retained by the Holding Company. The Holding Company will retain 50% of the net proceeds of the Conversion or such lesser percentage as may be deemed acceptable in the judgment of the Board of Directors.





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
6.     SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS.


              (a) Each Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the amount permitted to be purchased in the Community Offering pursuant to the provisions of Section 9 hereof, but which amount may be increased to 5.0% of the total offering of shares of Conversion Stock, subject to (i) any regulatory approval but without the further approval of Voting Depositors or resolicitation of subscribers, and
(ii) the maximum and minimum purchase limitations specified by Section 10 hereof.


              (b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 6(a), available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders in the proportion which the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders who are also Directors, Trustees or Officers and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one-year period preceding the Eligibility Record Date.

7.     SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT PLANS.

       Notwithstanding the purchase limitations discussed below, Tax-Qualified Employee Stock Benefit Plans of the Holding Company and the Bank shall receive, without payment, Subscription Rights to purchase in the aggregate up to 10% of the total offering of shares of Conversion Stock. Shares of Conversion Stock purchased by any individual participant ("Plan Participant") in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder and/or Supplemental Eligible Account Holder and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Conversion Stock that Tax-Qualified Stock Benefit Plans may purchase pursuant to the immediately preceding sentence (if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount). The maximum number of shares of Conversion Stock which may be purchased in the Conversion by the ESOP to be established by the Company and the Bank shall not exceed 8% of the total number of shares sold in the Conversion including any shares which may be issued in the event of an increase with the maximum of the Estimated Price Range. Consistent with applicable laws and regulations and policies and practices of the Department and the FDIC, Tax-Qualified Employee Stock Benefit Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirement.

8.     SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT
       HOLDERS.


              (a) In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Application for Conversion filed prior to Department approval, then, and only in that event, a Supplemental Eligibility Record Date shall be set and each Supplemental Eligible Account Holder shall receive, without payment, Subscription Rights to purchase up to the same amount permitted to be subscribed for in the Community Offering pursuant to the provisions of Section 9, but which amount may be increased to 5.0% of the total offering of shares of Conversion Stock, subject to (i) any required regulatory approval but without the further approval of Voting Depositors or resolicitation of subscribers, and (ii) (A) the maximum and minimum purchase limitations specified by Section 10 hereof and (B) the availability of shares of Conversion Stock for purchase after taking into account the shares of Conversion Stock purchased by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans through the exercise of Subscription Rights granted under Sections 6 and 7 hereof.


              (b) In the event of an oversubscription for shares of Conversion Stock pursuant to Section 8(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation (including the number of shares, if any, allocated in accordance with Section 6(a)) equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Supplemental Eligible Account Holder has been allocated the lesser of the number subscribed for or 100 shares shall be allocated among the subscribing Supplemental Eligible Account Holders in the proportion which the Qualifying Deposit of each such subscribing Supplemental Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Supplemental Eligible Account Holders, provided that no fractional shares shall be issued.

9. COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING, PUBLIC OFFERING AND OTHER OFFERINGS.

              (a) If less than the total number of shares of Conversion Stock are sold in the Subscription Offering, it is anticipated that all remaining shares of Conversion Stock shall, if practicable, be sold in a Community Offering and/or a Syndicated Community Offering. Subject to the requirements set forth herein, the manner in which the Conversion Stock is sold in the Community Offering and/or the Syndicated Community Offering shall have as an objective the achievement of a broad distribution of such stock.

              (b) In the event of a Community Offering, all shares of Conversion Stock which are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public to whom a Prospectus is delivered by the Holding Company or on its behalf, with preference given to natural persons residing in the counties in New York in which the Bank has a branch office ("Preferred Subscribers").

              (c) A Prospectus and Order Form shall be furnished to such Persons as the Primary Parties may select in connection with the Community Offering, and each order for Conversion Stock in the Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. Available shares will be allocated first to each Preferred Subscriber whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares shall be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied on an equal number of shares basis per order until all orders have been filled, provided that no fractional shares shall be issued. If there are any shares remaining after all accepted orders by Preferred Subscribers have been satisfied, any remaining shares shall be allocated to other members of the general public who purchase in the Community Offering, applying the same allocation described above for Preferred Subscribers.


              (d) The amount of Conversion Stock that any Person may purchase in the Community Offering shall not exceed $500,000 of the Conversion Stock offered, provided, however, that this amount may be increased to up to 5% of the total offering of shares of Conversion Stock subject to (i) any required regulatory approval but without the further approval of Voting Depositors Holders or the resolicitation of subscribers and (ii) the maximum and minimum purchase limitations specified by Section 10 hereof. The Primary Parties may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.


              (e) Subject to such terms, conditions and procedures as may be determined by the Primary Parties, all shares of Conversion Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Conversion Stock in the Syndicated Community Offering shall be subject to the absolute right of the Primary Parties to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Conversion Stock that any Person may purchase in the Syndicated Community Offering shall not exceed $500,000 of the Conversion Stock offered, provided, however, that this amount may be increased to up to 5% of the total offering of shares of Conversion Stock, subject to (i) any required regulatory approval but without the further approval of Voting Depositors or the resolicitation of subscribers and
(ii) the maximum and minimum purchase limitations specified by Section 10 hereof. Available shares will be allocated first to each purchaser in the Syndicated Community Offering whose order is accepted in an amount equal to the lesser of 100 shares or the number of shares ordered by each such purchaser. Thereafter, shares shall be allocated on an equal number of shares basis per order until all orders have been filled, provided that no fractional shares will be issued. The Primary Parties may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering and/or the Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the Primary Parties with any required regulatory approval.


              (f) The Holding Company and the Bank may sell any shares of Conversion Stock remaining following the Subscription Offering, Community Offering and/or the Syndicated Community Offering in a Public Offering. The provisions of Section 10 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Bank and the Holding Company, subject to any required regulatory approval or consent.

              (g) If for any reason a Syndicated Community Offering or a Public Offering of any shares of Conversion Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that any insignificant residue of shares of Conversion Stock not exceeding 1% is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the Primary Parties shall use their best efforts to obtain other purchasers for such shares in such manner and upon such conditions as may be satisfactory to the Department and the FDIC.

10.    LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF CONVERSION STOCK.

              (a) The maximum number of shares of Conversion Stock which may be purchased in the Conversion by Tax-Qualified Employee Stock Benefit Plans shall not exceed 10% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings; provided; however, that purchases of Conversion Stock which are made by Plan Participants pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder or Supplemental Eligible Account Holder or purchases by a Plan Participant in the Community Offering using the funds thereof held in Tax-Qualified Employee Stock Benefit Plans shall not, be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of this Section 10(a).

              (b) Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 10(a) hereof, and in addition to the other restrictions and limitations set forth herein, the maximum number of shares of Conversion Stock which any Person together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Conversion shall not exceed 1% of the Conversion Stock. The purchase limitation set forth herein shall not apply to the Holding Company Common Stock contributed to the charitable foundation in accordance with
Section 26 hereof nor shall such shares be deemed Conversion Stock.

              (c) The number of shares of Conversion Stock which Directors, Trustees and Officers and their Associates may purchase in the aggregate in the Offerings shall not exceed 25% of the total number of shares of Conversion Stock sold in the Offerings, including any shares which may be issued in the event of an increase in the maximum of the Estimated Price Range to reflect changes in market, financial and economic conditions after commencement of the Subscription Offering and prior to completion of the Offerings.

              (d) No Person may purchase fewer than 25 shares of Conversion Stock in the Offerings, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

              (e) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Directors, Trustees, Officers and Employees shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Section 10(b) hereof and (iii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitation set forth in
Section 10(c) hereof.


              (f) Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the Voting Depositors or the resolicitation of subscribers, the Primary Parties may increase any of the individual or aggregate purchase limitations set forth herein to a percentage which does not exceed 5% of the total offering of shares of Conversion Stock whether prior to, during or after the Subscription Offering, Community Offering, Syndicated Community Offering and/or Public Offering. In the event that an individual purchase limitation is increased after commencement of the Subscription Offering or any other Offering, the Primary Parties shall permit any Person who subscribed for the maximum number of shares of Conversion Stock to purchase an additional number of shares, so that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any Person who has priority Subscription Rights.

              (g) The Primary Parties shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 10 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrences) to reject, limit or revoke acceptance of any subscription or order and to delay, terminate or refuse to consummate any sale of Conversion Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all persons, and the Primary Parties and their respective Boards shall be free from any liability to any Person on account of any such action.

11. TIMING OF SUBSCRIPTION OFFERING, MANNER OF EXERCISING SUBSCRIPTION RIGHTS AND ORDER FORMS.


              (a) The Subscription Offering may be commenced concurrently with or at any time after the mailing to the Voting Depositors of the Bank of the proxy statement to be used in connection with the Special Meeting. The Subscription Offering may be closed before the Special Meeting provided that the offer and sale of the Conversion Stock shall be conditioned upon the approval of the Plan by the Voting Depositors of the Bank at the Special Meeting and the Mutual Holding Company as the sole stockholder of the Bank.


              (b) The exact timing of the commencement of the Subscription Offering shall be determined by the Primary Parties in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by them in connection with the Conversion. The Primary Parties may consider a number of factors, including, but not limited to, their current and projected future earnings, local and national economic conditions, and the prevailing market for stocks in general and stocks of financial institutions in particular. The Primary Parties shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Subscription Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to compliance with applicable securities laws and any necessary regulatory approval or concurrence.

              (c) The Primary Parties shall, promptly after the SEC has declared the Registration Statement (which includes the Prospectus) effective and all required regulatory approvals have been obtained, distribute or make available the Prospectus, together with Order Forms for the purchase of Conversion Stock, to all Participants for the purpose of enabling them to exercise their respective Subscription Rights, subject to Section 13 hereof.

              (d) A single Order Form for all Deposit Accounts maintained with the Bank by an Eligible Account Holder and any Supplemental Eligible Account Holder may be furnished, irrespective of the number of Deposit Accounts maintained with the Bank on the Eligibility Record Date and Supplemental Eligibility Record Date, respectively. No person holding a subscription right may exceed any otherwise applicable purchase limitation by submitting multiple orders for Conversion Stock. Multiple orders are subject to adjustment, in the manner deemed appropriate by the Holding Company and the Bank, in order to allocate shares in the event of an oversubscription.

              (e) The recipient of an Order Form shall have no less than 20 days and no more than 45 days from the date of mailing of the Order Form (with the exact termination date to be set forth on the Order Form) to properly complete and execute the Order Form and deliver it to the Primary Parties, provided, however, such period shall not end less than five days following the Special Meeting, unless otherwise approved by the Primary Parties, subject to the receipt of any required approval or consent. The Primary Parties may extend such period by such amount of time as they determine is appropriate. Failure of any Participant to deliver a properly executed Order Form to the Primary Parties, along with payment (or authorization for payment by withdrawal) for the shares of Conversion Stock subscribed for, within the time limits prescribed, shall be deemed a waiver and release by such person of any rights to subscribe for shares of Conversion Stock. Each Participant shall be required to confirm to the Primary Parties by executing an Order Form that such Person has fully complied with all of the terms, conditions, limitations and restrictions in the Plan.

              (f) The Primary Parties shall have the absolute right, in their sole discretion and without liability to any Participant or other Person, to reject any Order Form, including, but not limited to, any Order Form that is
(i) improperly completed or executed; (ii) not timely received; (iii) submitted by facsimile or is photocopied; (iv) not accompanied by the proper payment (or authorization of withdrawal for payment) or, in the case of institutional investors in the Community Offering, not accompanied by an irrevocable order together with a legally binding commitment to pay the full amount of the purchase price prior to 48 hours before the completion of the Offerings; or (v) submitted by a Person whose representations the Primary Parties believe to be false or who they otherwise believe, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of the Plan. Furthermore, in the event Order Forms (i) are not delivered and are returned to the Primary Parties by the United States Postal Service or the Primary Parties are unable to locate the addressee, or (ii) are not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights of the person to which such rights have been granted will lapse as though such person failed to return the contemplated Order Form within the time period specified thereon. The Primary Parties may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Conversion Stock by such date as they may specify. The interpretation of the Primary Parties of the terms and conditions of the Plan and the Order Forms shall be final and conclusive, subject to the authority of the Department and the FDIC.

12.    PAYMENT FOR CONVERSION STOCK.

              (a) Payment for shares of Conversion Stock subscribed for by Participants in the Subscription Offering and payment for shares of Conversion Stock ordered by Persons in the Community Offering shall be equal to the Initial Purchase Price multiplied by the number of shares which are being subscribed for or ordered, respectively. Such payment may be made in cash, if delivered in person, or by check or money order at the time the Order Form is delivered to the Primary Parties. The Primary Parties also may elect to accept payment for shares of Conversion Stock by wire transfer. The Primary Parties may elect to provide Participants and/or other Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Conversion Stock by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Initial Purchase Price of such shares. The Primary Parties in their discretion, may require that payment other than by withdrawal from a Deposit Account or by cash be by certified or bank check. Payment may also be made by a Participant using funds held for such Participant's benefit by a Bank Benefit Plan, to the extent that such plan allows Participants or any related trust established for the benefit of such Participants to direct that some or all of their individual accounts or sub-accounts be invested in Conversion Stock. If the Actual Purchase Price is less than the Initial Purchase Price, the Primary Parties shall refund the difference to all Participants and other Persons, unless the Primary Parties choose to provide Participants and other Persons the opportunity on the Order Form to elect to have such difference applied to the purchase of additional whole shares of Conversion Stock. If the Actual Purchase Price is more than the Initial Purchase Price, the Primary Parties shall reduce the number of shares of Conversion Stock ordered by Participants and other Persons and refund any remaining amount which is attributable to a fractional share interest, unless the Primary Parties choose to provide Participants and other Persons the opportunity to increase the Actual Purchase Price submitted to them.

              (b) Consistent with applicable laws and regulations and policies and practices of the Department and the FDIC, payment for shares of Conversion Stock subscribed for by Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Holding Company and/or the Bank and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby, which funds shall not be required to be delivered at the time of subscription but upon the consummation of the Conversion.

              (c) If a Participant or other Person authorizes the Bank to withdraw the amount of the Initial Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Initial Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Conversion Stock and is entirely within the discretion of the Primary Parties.

              (d) The Bank shall pay interest, at not less than the passbook rate, for all amounts paid in cash, by check or money order to purchase shares of Conversion Stock in the Subscription Offering and the Community Offering from the date payment is received until the date the Conversion is completed or terminated.

              (e) The Bank shall not knowingly loan funds or otherwise extend credit to any Participant or other Person to purchase Conversion Stock.

              (f) Each share of Conversion Stock shall be non-assessable upon payment in full of the Actual Purchase Price.

13.    ACCOUNT HOLDERS IN NONQUALIFIED STATES OR FOREIGN COUNTRIES.


       The Primary Parties shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Conversion Stock under the Plan if such Participant resides in a foreign country. No payment will be made in lieu of the granting of Subscription Rights to any Participant.


14.    VOTING RIGHTS OF STOCKHOLDERS.

       Following consummation of the Conversion, voting rights with respect to the Bank shall be held and exercised exclusively by the Holding Company as holder of all of the Bank's outstanding voting capital stock, and voting rights with respect to the Holding Company shall be held and exercised exclusively by the holders of the Holding Company's outstanding voting capital stock. No person shall have any rights as a stockholder of the Holding Company unless and until the Conversion Stock has been issued to such person.

15.    LIQUIDATION ACCOUNT.


              (a) At the time of the MHC Combination, the Bank shall establish a liquidation account in an amount equal to 100% of the Bank's total net worth (determined in accordance with generally accepted accounting principles) as reflected in its latest statement of financial condition contained in, incorporated into or accompanying the proxy statement distributed to Voting Depositors in connection with the Conversion and Reorganization. The function of the liquidation account will be to preserve the rights of Eligible Account Holders and Supplemental Eligible Account Holders who maintain their Deposit Accounts in the Bank following the Conversion to a priority with respect to the receipt of to distributions in the unlikely event of a liquidation of the Bank subsequent to the Conversion.



              (b) The liquidation account shall be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders, if any, who maintain their Deposit Accounts in the Bank after the Conversion. Each such account holder will, with respect to each Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance, which interest will be referred to in this Section 15 as the "subaccount balance."



              (c) In the event of a complete liquidation of the Bank subsequent to the Conversion (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current subaccount balances for Deposit Accounts then held (adjusted as described below) before any liquidation distribution may be made with respect to the capital stock of the Bank. No merger, consolidation, sale of bulk assets or similar combination transaction with another FDIC-insured institution in which the Bank is not the surviving entity shall be considered a complete liquidation for this purpose. In any merger or consolidation transaction, the liquidation account shall be assumed by the surviving entity.



              (d) The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder, if any, shall be determined by multiplying the opening balance in the liquidation account by a fraction, of which the numerator is the amount of the Qualifying Deposits of such account holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders and, if applicable, Supplemental Eligible Account Holders. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, if applicable, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Accounts on each such record date. Initial subaccount balances shall not be increased, and shall be subject to downward adjustment as provided below.



              (e) If, at the close of business on the last day of any period for which the Bank or the Holding Company, as the case may be, has prepared audited financial statements subsequent to the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, is less than the lesser of (i) the balance in the Deposit Account at the close of business on the last day of any period for which the Bank or the Holding Company, as the case may be, has prepared audited financial statements subsequent to the Eligibility Record Date and the Supplemental Eligibility Record Date, if applicable, or (ii) the amount in such Deposit Account as of the Eligibility Record Date or the Supplemental Eligibility Record Date, if applicable, the subaccount balance for such Deposit Account(s) shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction and that such Person received a Prospectus.

in such deposit balance. In the event of such a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account(s). The subaccount balance of an Eligible Account Holder or Supplemental Eligible Account Holder, if any, will be reduced to zero if the Account Holder ceases to maintain a Deposit Account at the Bank.


              (f) Subsequent to the Conversion, the Bank may not pay cash dividends generally on capital stock of the Bank, or repurchase any of the capital stock of the Bank, if such dividend or repurchase would reduce the Bank's regulatory capital below the aggregate amount of the then current subaccount balances for Deposit Accounts then held; otherwise, the existence of the liquidation account shall not operate to restrict the use or application of any of the net worth accounts of the Bank.

16.    TRANSFER OF DEPOSIT ACCOUNTS.

       Each Deposit Account in the Bank at the time of the consummation of the Conversion shall become, without further action by the holder, a Deposit Account in the Bank equivalent in withdrawable amount to the withdrawal value (as adjusted to give effect to any withdrawal made for the purchase of Conversion Stock), and subject to the same terms and conditions (except as to liquidation rights) as such Deposit Account in the Bank immediately preceding consummation of the Conversion. Holders of Deposit Accounts in the Bank shall not, as such holders, have any voting rights.

17. REQUIREMENTS FOLLOWING CONVERSION AND REORGANIZATION FOR REGISTRATION, MARKET MAKING AND STOCK EXCHANGE LISTING.

       In connection with the Conversion, the Holding Company shall register the Holding Company Common Stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter. The Holding Company also shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for the Holding Company Common Stock and (ii) list the Holding Company Common Stock on a national or regional securities exchange or to have quotations for such stock disseminated on the Nasdaq Stock Market.

18.    DIRECTORS AND OFFICERS OF THE BANK.

       Each person serving as a Director or Officer of the Bank at the time of the Conversion shall continue to serve as a Director or Officer of the Bank for the balance of the term for which the person was elected prior to the Conversion, and until a successor is elected and qualified.

19. REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION AND REORGANIZATION.

       For a period of three years following the Conversion, the Directors and Officers of the Holding Company and the Bank (or any person who was an Officer or Director or Trustee at any time after the date on which the Board of Directors of the Bank and the Board of Trustees of the Mutual Holding Company adopted the Plan) and their Associates may not purchase, without the prior written approval of the Superintendent, Holding Company Common Stock except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to (i) purchases of stock made by and held by any Tax-Qualified Employee Stock Benefit Plan (and purchases of stock made by and held by any Non-Tax-Qualified Employee Stock Benefit Plan following the receipt of stockholder approval of such plan) which may be attributable to individual Officers or Directors or (ii) the exercise of any options pursuant to any stock benefit plan of the Holding Company.

       The foregoing restriction on purchases of Holding Company Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

20.    RESTRICTIONS ON TRANSFER OF STOCK.

       All shares of the Conversion Stock which are purchased by Persons other than Directors and Officers of the Holding Company and the Bank shall be transferable without restriction, except in connection with a transaction proscribed by Section 21 of this Plan. Shares of Conversion Stock purchased by Directors and Officers of the Holding Company and the Bank on original issue from the Holding Company (by subscription or otherwise) shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death or judicial declaration of incompetence of the original purchaser or pursuant to any merger or similar transaction approved by the Department. The shares of Conversion Stock issued by the Holding Company to Directors and Officers shall bear the following legend giving appropriate notice of such one-year restriction:

              The shares of stock evidenced by this Certificate are restricted as to transfer for a period of one year from the date of this Certificate. These shares may not be transferred during such one-year period without a legal opinion of counsel for the Company that said transfer is permissible under the provisions of applicable law and regulation. This restrictive legend shall be deemed null and void after one year from the date of this Certificate.

       In addition, the Holding Company shall give appropriate instructions to the transfer agent for the Holding Company Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

       The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

21.    RESTRICTIONS ON ACQUISITION OF STOCK OF THE HOLDING COMPANY.

       The certificate of incorporation of the Holding Company may prohibit any Person together with Associates or group of Persons acting in concert from offering to acquire or acquiring, directly or indirectly, beneficial ownership of more than 10% of any class of equity securities of the Holding Company, or of securities convertible into more than 10% of any such class, for such period of time following completion of the Conversion as may be determined by the Board of Directors of the Holding Company. The certificate of incorporation of the Holding Company also may provide that all equity securities beneficially owned by any Person in excess of 10% of any class of equity securities shall be considered "excess shares," and that excess shares shall not be counted as shares entitled to vote and shall not be voted by any Person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. The foregoing restrictions shall not apply to (i) any offer with a view toward public resale made exclusively to the Holding Company by underwriters or a selling group acting on its behalf, (ii) the purchase of shares by a Tax-Qualified Employee Stock Benefit Plan established for the benefit of the employees of the Holding Company and its subsidiaries and (iii) any offer or acquisition approved in advance by a specified affirmative vote of the entire Board of Directors of the Holding Company. Directors, Officers or Employees of the Holding Company or the Bank or any subsidiary thereof shall not be deemed to be Associates or a group acting in concert with respect to their individual acquisitions of any class of equity securities of the Holding Company solely as a result of their capacities as such.

22.    TAX RULINGS OR OPINIONS.

       Consummation of the Conversion is conditioned upon prior receipt by the Primary Parties of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion of counsel with respect to New York tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Primary Parties or to account holders receiving Subscription Rights before or after the Conversion, except in each case to the extent, if any, that Subscription Rights are deemed to have fair market value on the date such rights are issued.

23.    STOCK COMPENSATION PLANS

              (a) The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation an ESOP.

              (b) The Holding Company and the Bank also are authorized to adopt stock option plans, restricted stock grant plans and other Non-Tax-Qualified Employee Stock Benefit Plans, provided that no stock options shall be granted, and no shares of Conversion Stock shall be purchased, pursuant to any of such plans prior to the earlier of (i) the one year anniversary of the consummation of the Conversion or (ii) the receipt of stockholder approval of such plans at either an annual or special meeting of stockholders of the Holding Company to be held not earlier than six months after the completion of the Conversion. The Holding Company and the Bank also currently plan to adopt a stock option plan for the benefit of Directors, Trustees, Officers and Employees and to reserve for issuance pursuant to such plan from authorized but unissued shares an amount of Holding Company Common Stock equal to 10% of the number of shares issued in connection with the Conversion. The Holding Company and the Bank currently anticipate adopting a restricted stock plan for the benefit of Directors, Trustees, Officers and Employees to acquire through such plan in open market purchases or from authorized but unissued shares an amount of Holding Company Common Stock equal to 4% of the number of shares issued in connection with the Conversion.

              (c) Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Conversion Stock in the Offerings, to the extent permitted by the terms of such benefit plans and this Plan.

              (d) The Holding Company and the Bank are authorized to enter into employment or severance agreements with their executive officers.

24.    DIVIDEND AND REPURCHASE RESTRICTIONS ON STOCK.

              (a) Following consummation of the Conversion, any repurchases of shares of capital stock by the Holding Company will be made in accordance with then applicable laws and regulations.

              (b) The Bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause the regulatory capital of the Bank to be reduced below the amount required for the liquidation account.

25.    PAYMENT OF FEES TO BROKERS.

       The Primary Parties may elect to offer to pay fees on a per share basis to securities brokers who assist purchasers of Conversion Stock in the Offerings.

26.    ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION

       As part of the Conversion, the Holding Company and the Bank intend to establish a Foundation that will qualify as an exempt organization under
Section 501(c)(3) of the Code and to donate to the Foundation from authorized but unissued shares of Holding Company Common Stock a number of shares of Holding Company Common Stock in an amount not to exceed 10% of the number of shares of Conversion Stock issued in the Conversion (provided, however, that such amount may be reduced by the Holding Company and the Bank), subject to the receipt of any required regulatory approval or consent. The Foundation is being formed in connection with the Conversion in order to complement the Bank's existing community reinvestment activities and to share with the Bank's local community a part of the Bank's financial success as a locally headquartered, community minded, financial services institution and to support such charitable purposes as determined by the Board of Directors of the Foundation and permissible to a Section 501(c)(3) exempt charitable
organization.    The funding of the Foundation with Holding Company Common
Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Holding Company and the Bank.

       The Foundation will be dedicated to the promotion of charitable purposes including, among other things, community development, grants, or donations to support housing assistance and affordable housing programs, not-for-profit community groups and any other type of charitable organization or endeavor permissible to a Section 501(c)(3) organization. In order to serve the purposes for which it was formed and maintain its qualification under Section 501(c)(3) of the Code, the Foundation may sell, on an annual basis, a limited portion of the Holding Company Common Stock contributed to it by the Holding Company.

       The Board of Directors of the Foundation may be comprised of individuals who are Officers and/or Directors of the Bank or the Holding Company. The Board of Directors of the Foundation will be responsible for establishing the polices of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

       The establishment and funding of the Foundation as part of the Conversion and Reorganization is subject to the receipt of any required regulatory approval or consent.

27.    EFFECTIVE DATE.

       The effective date of the Conversion shall be the date upon which the closing of the issuance of the shares of Conversion Stock in the Offerings occurs. The closing of the issuance of shares of Conversion Stock in the Offerings shall not occur until all requisite regulatory, depositor and stockholder approvals have been obtained, all applicable waiting periods have expired and sufficient subscriptions and orders for the Conversion Stock have been received and the MHC Combination has been completed. It is intended that the closing of the MHC Combination and the sale of shares of Conversion Stock in the Offerings shall occur consecutively and substantially simultaneously.

28.    AMENDMENT OR TERMINATION OF THE PLAN.


       If deemed necessary or desirable by the Boards of Directors or Trustees, as the case may be, of the Primary Parties, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to the solicitation of proxies from Voting Depositors to vote on the Plan and at any time thereafter upon receipt of any required regulatory approval or consent. Any amendment to this Plan made after approval by the Voting Depositors upon receipt of any required regulatory approval or consent shall not necessitate further approval by the Voting Depositors Account Holders unless otherwise required by applicable regulatory authority. This Plan shall terminate if the sale of all shares of Conversion Stock is not completed within 24 months from the date of the approval of the Plan by the Department, unless a longer period is permitted by applicable laws and regulations. Prior to the Special Meeting, this Plan may be terminated by the Boards of Directors or Trustees, as the case may be, of the Primary Parties without any regulatory approval or consent; after the Special Meeting, the Boards of Directors or Trustees, as the case may be, may terminate this Plan only upon receipt of any required regulatory approval or consent.


29.    INTERPRETATION OF THE PLAN.

       All interpretations of this Plan and application of its provisions to particular circumstances by a majority of each of the Boards of Directors or Trustees, as the case may be, of the Primary Parties shall be final, subject to the authority of the Department and the FDIC.